Exhibit 10(i)
[THIS AGREEMENT IS SUBJECT TO ARBITRATION]
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of the 12th day of March, 2000 (the “Effective Date”), by and between Interphase Corporation (the “Corporation”) and Gregory B. Kalush (the “Executive”).
     WHEREAS, the Corporation desires to continue its employment relationship with the Executive on certain terms and conditions as set forth herein; and
     WHEREAS, the Executive is willing to accept such employment;
     WHEREAS, the Corporation and the Executive previously entered into a written employment agreement dated March 12, 1999 (the “1919 Agreement”) and now desire to supersede and replace the 1999 Agreement with this Agreement.
     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:
     1. Employment. The Corporation hereby employs the Executive in the capacity of President and Chief Executive Officer, and the Executive hereby accepts the employment, on the terms and conditions hereinafter set forth.
     2. Duties. The Executive’s general duties and responsibilities as President and Chief Executive Officer shall be overseeing the general operations of the Corporation. Executive will also serve as Chairman of the Board, or any such other position to which he is appointed by the Board of Directors of the Corporation.
     3. Term. The Executive’s employment with the Corporation will be for a term of three (3) years from the Effective Date, subject to the termination provisions in Section 10. After the expiration of the three-year term, this Agreement, and Executive’s employment hereunder, will continue for successive two (2) year terms, unless, as provided in Section 10(a), more than thirty (30) days prior to the expiration of the then current term (i.e., initial or renewal) of this Agreement, either the Executive or the Corporation gives notice to the other party that this Agreement will not be renewed.
     4. Salary and Other Compensation. As compensation for the services to be rendered by the Executive to the Corporation pursuant to this Agreement, the Executive shall be paid the following compensation and other benefits:
a.	Base Salary: A Base Salary at an annual rate of $250,000.00, payable in semi-monthly installments will be paid to the Executive. The Base Salary may not be decreased at any time during the term of the Executive’s employment hereunder and shall be reviewed annually throughout the term of this Agreement by the Board of Directors or Compensation Committee of the Board of Directors.

b.	Bonus: The Executive shall be eligible for an annual Executive Bonus based upon the guidelines contained in the Corporation’s Executive Bonus Plan. The Executive’s “annual bonus target” for the period January 1, 2000 through December 31, 2000 shall be $200,000 and thereafter shall be established by the Board of Directors or the Compensation Committee of the Board of Directors of the Corporation (if such authority is delegated to the Compensation Committee).

c.	Stock Options:
     i) Options: As provided in the 1999 Agreement, the Corporation, in accordance with the Corporation’s Amended and Restated

Stock Option Plan, granted to the Executive stock options to purchase 100,000 shares of common stock of the Corporation (the “Option”). Since the date of the grant of the Option, the vesting schedule for the shares covered thereby has been accelerated. Accordingly, and in accordance with prior action of the Board of Directors, the Option will vest as follows:
A)	33,334 of the total options will vest on March 12, 2000;

B)	An additional 33,333 of the total options will vest on March 12, 2001;

C)	The remaining 33,333 options will vest on March 12, 2002.
The exercise price, term and other relevant provisions of the Option (including, but not limited to, which options will be incentive stock options and which will be nonqualified options) will be contained in Option Agreement # 1083 and 1085 executed by the Executive. In the event of any conflict between the terms of this Section 4c. and the Option Agreement, the Option Agreement shall control.
d.	Expense Reimbursements: The Corporation agrees to reimburse the Executive, in accordance with the Corporation’s policies regarding reimbursement of business expenses, for the reasonable and necessary business expenses incurred by the Executive in the performance of his duties.

e.	Office Furnishings: The Corporation agrees to provide a personal computer and office space and furnishings to the Executive commensurate with the Corporation’s decor and culture.

f.	Executive Benefit Plans: The Executive shall be allowed to participate, to the extent he may be eligible, in any profit sharing, retirement, insurance or other Executive Benefit Plan maintained by the Corporation.
     5. Indemnification. The Corporation agrees to provide the Executive with coverage under its Director’s and Officer’s liability insurance policy. The Corporation also agrees to indemnify and defend the Executive in accordance with the Corporation’s Articles of Incorporation and Bylaws.
     6. Health Insurance. The Corporation also agrees to provide coverage to the Executive under the Interphase Executive Health Insurance Plan. The Corporation, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance on the life of the Executive in any amount or amounts considered advisable by the Corporation, and the Executive shall submit to any medical or other examination and execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.
     7. Vacations and Leave. The Executive shall be entitled to four (4) weeks of vacation per year and ten (10) sick days per year and any other paid leave benefits provided for in the Corporation’s Employee Handbook.
     8. Non-Disclosure of Confidential Information. The Executive acknowledges that in and as a result of his employment by the Corporation, he will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to such matters as the patents, copyrights, proprietary information, trade secrets, systems, product developments, procedures, manuals, confidential reports, lists of customers (which are deemed for all purposes confidential and proprietary) of the Corporation and its Affiliates (an “Affiliate” of the Corporation being defined as any person controlling, controlled by, or under common control with the Corporation), as well as the nature and type of services rendered by the Corporation and its

Affiliates, the equipment and methods used and preferred by the customers of the Corporation and its Affiliates, and the fees paid by them. The Corporation and its Affiliates are sometimes hereinafter referred to as the “Interphase Group.” The Executive further agrees that if a third party (e.g., vendors, customers and manufacturers) contracts with the Interphase Group or any member thereof the information obtained or received from a third party including, but not limited to its patents, copyrights, proprietary information, trade secrets, systems, product development, procedures, manuals, and confidential reports will be treated in the same manner and be subject to the same protection as other Confidential Trade Secret Information (as hereinafter defined) of the Interphase Group.
     As a material inducement to the Corporation to enter into this Agreement and to pay the Executive the compensation and benefits stated herein and as a condition of employment and continued employment, the Executive shall keep confidential all such confidential and proprietary information which the Executive learns or acquires as a result of his employment with the Corporation (collectively, “Confidential Trade Secret Information”). By way of example, “Confidential Trade Secret Information” may consist of any idea, process, design, concept, formula, pattern, device, development, customer information or compilation of information which is used in the business of the Interphase Group, which gives the Interphase Group an advantage over a competitor who does not know or use it.
     The Executive agrees (i) that the remedy at law for any breach or threatened breach of this Section 8 is inadequate and (ii) that, in the event of breach or threatened breach of this Section 8, the Corporation (or any other member of the Interphase Group) shall be entitled to injunctive relief and specific performance to enforce this Section 8. Injunctive relief and/or specific performance will be in addition to whatever other remedy is available to the Corporation (or other member of the

Interphase Group) at law, under this Agreement or otherwise. The Executive agrees that damages for use of any identified Confidential Trade Secret Information in violation of this Section 8 shall be 100% of the gross amount of revenue derived or resulting from unauthorized use of such information.
     9. Covenants Not to Compete. The Executive acknowledges that the services he is to render to the Corporation are of a special and unusual character with a unique value to the Interphase Group, the loss of which cannot adequately be compensated by damages in an action at law. Accordingly, the Executive agrees that during the term of his employment with the Corporation and for a period of two (2) years immediately following the date of termination, for whatever reason, of his employment with the Corporation:
a.	The Executive shall not, directly or indirectly, without the express written consent of the Corporation, (i) solicit or induce, or attempt to solicit or induce, any current or future employee of the Interphase Group, or any member thereof, to leave or cease his relationship with the Interphase Group, for any reason whatsoever, and/or (ii) hire any current or future employee of the Interphase Group or any member thereof on Executive’s behalf or on behalf of any subsequent employer of Executive.

b.	The Executive shall not, directly or indirectly, within the Restricted Territory (as hereinafter defined), without the express written consent of the Corporation: (i) engage, as an owner, employer, consultant or otherwise, in any business or activity that is competitive with the business of the Interphase Group; and/or (ii) be employed by, or provide competitive services or assistance to, a Competing Business (as hereinafter defined) which would potentially involve, directly or indirectly, the use and/or disclosure of Confidential Trade Secret Information, as defined in Section 8. For purposes of this Section 9 the “Restricted Territory” shall mean North America, Europe, Japan, Korea, Australia, Thailand, China, Singapore and India. For purposes of this Section 9, a “Competing Business” means any person or firm that offers services or products that are directly competitive with those marketed, offered for sale and/or under any stage of development by the Interphase Group, or any member thereof, as of the date of the Executive’s separation from employment with the Corporation. If the Executive desires to work for a Competing Business in an area that is not competitive with the business of the Interphase Group, the Executive must give written notice to the Board of Directors of the Corporation and obtain its approval that the employment will not violate the terms and conditions of this section before beginning employment with the Competing Business.
c.	The Executive shall not, directly or indirectly, solicit or attempt to solicit the existing or prospective customers of the Interphase Group to purchase services or products that are competitive with those marketed, offered for sale and/or under any stage of development by the Interphase Group as of the date of the Executive’s separation from employment with the Corporation. For purposes of this Agreement, existing customers shall mean those persons or firms to whom the Interphase Group, or any member thereof, has made a sale in the preceding twelve (12) months prior to the Executive’s separation from employment; prospective customers shall mean those persons or firms that the Interphase Group, or any member thereof, has solicited to purchase, and/or with whom the Interphase Group, or any member thereof, has negotiated to sell, the products or services of the Interphase Group within the preceding twelve (12) months prior to the Executive’s separation from employment.
d.	In the event that, notwithstanding the foregoing, any of the provisions of this Section 9 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions had not been included therein. In the event that any provision of this Section relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

e.	The Executive agrees; (i) that the remedy at law for any breach or threatened breach of this Section 9 is inadequate and (ii) that, in the event of breach or threatened breach of this Section 9, the Corporation shall be entitled to injunctive relief and specific performance to enforce this Section 9. Injunctive relief and/or specific performance will be in addition to whatever other remedy is available to the Corporation at law, under this Agreement or otherwise. The Executive agrees that the damages for breach of this Section 9 shall be 100% of the gross amount of revenue derived or resulting from the breach of the covenant in this Section 9.
     10. Termination. This Agreement, and the Executive’s employment hereunder, will terminate as follows:
a.	Non-renewal of Employment Agreement. The Executive is notified by the Corporation, or the Executive gives notice to the Corporation, more than 30 days prior to the expiration of the then current (i.e., initial or renewal) term that this Agreement will not be renewed. Notice of non-renewal of this Agreement shall be communicated by dated, written “Notice of Non-Renewal” sent by Registered Mail, signed receipt requested.

b.	Death. The Executive’s employment hereunder shall automatically terminate upon his death.

c.	Disability. The Corporation may terminate the Executive’s employment thereunder in the event of the Executive’s Disability (as hereinafter defined). For purposes of this Agreement, “Disability” shall mean that, as a result of the Executive’s incapacity due to illness or injury, the Executive shall have been absent from his duties under this Agreement on a substantially full-time basis for a period of three or more consecutive months, and thereafter, within 30 days after the Corporation notifies the Executive in writing that it intends to replace him, the Executive shall not have returned to the performance of such duties on a full-time basis. Should the Executive be diagnosed as permanently disabled by his treating physician, the Corporation can terminate his employment for “Disability” without waiting for the expiration of the three-month period. Without limiting the foregoing, until the Corporation terminates the Executive’s employment hereunder on account of Disability, the Executive shall receive his full compensation as provided in Section 4 of this Agreement.
d.	By the Executive. The Executive may resign at any time upon thirty days written notice to the Board of Directors of the Corporation.

e.	By the Corporation.
     i) The Corporation may terminate the Executive immediately for “Overt Misconduct” For purposes of this Agreement, “Overt Misconduct” means (a) any act or course of conduct by the Executive constituting a criminal act or (b) an act by the Executive that is not authorized by the Board of Directors of the Corporation, or a committee thereof, and which results in gain to or personal enrichment of the Executive at the expense of the Corporation, or (c) the commission by the Executive of an act or course of conduct involving moral turpitude, or (d) a breach by Executive of either or both of Sections 8 or 9 of this Agreement, or (e) the Executive’s intentional violation of reasonable written instructions or policies established by the Corporation’s Board of Directors with respect to the operation of the Corporation’s business and affairs, or the Executive’s failure to carry out reasonable written instructions or policies of the Board of Directors, or a material breach (other than a breach of Sections 8 or 9) by the Executive of this Agreement, provided that before a termination of the Executive pursuant to this subsection 10(e)(i)(e) shall be considered for “Overt Misconduct,” the Corporation’s Board of Directors must give the Executive written notice and fifteen (15) days to cure such violation or failure.
     ii) In the event the Corporation asserts that the Executive has committed an act of Overt Misconduct, the termination notice must specify in detail the misconduct alleged, and the witnesses or other basis for such allegation.
f.	Notice of Termination. Notice of termination shall be communicated by dated, written “Notice of Termination” sent by Registered Mail, signed receipt requested.
     11. Payments Upon Termination. Payments to the Executive upon termination of employment (“Termination Payments”) shall be as follows:
a.	Upon Resignation by the Executive. In the event of a resignation by the Executive, the Executive shall be entitled to his earned, but unpaid, base salary through his last date of employment and to exercise vested stock options in accordance with the terms of the Executive’s stock option grant agreements. Executive will also be entitled to any unpaid expense reimbursements for expenses incurred prior to his resignation. Executive will also be entitled to compensation for any accrued, but unused vacation as of the date of his resignation. Executive’s election not to renew this Agreement as described in Section 10(a) shall be deemed for purposes of this Section 11 to be a “resignation” by Executive.

b.	Upon Non-Renewal of Executive’s Employment Agreement by the Corporation or Termination Without Cause. In the event that the Corporation elects not to renew this Agreement, or terminates the Executive without cause then the Executive shall be entitled to the following severance plan (which severance plan shall be in lieu of any damages sustained by the Executive in the event of termination without cause and the Executive waives such damages):
     i) The Executive shall receive severance payments in the amount of three years’ base salary, payable in semi-monthly installments at the current effective base salary rate at the time of non-renewal of this agreement. Such severance payments will be reduced by any compensation (e.g., base salary, bonus, commission or similar payments) that the Executive receives from other employment (including, but not limited to, self employment by the Executive) during the three (3) year severance pay period. The Executive agrees to keep the Corporation fully informed of such compensation received from other employment;
     ii) Executive will also be entitled to any unpaid expense reimbursements for expenses incurred prior to his resignation.
     iii) Executive will also be entitled to compensation for any accrued, but unused vacation as of the date of termination (or non-renewal).
     iv) The exercise period of the Executive’s Nonqualified Stock Options (as defined herein) that are vested on the date this Agreement expires will be extended for three years, beginning on the date this Agreement expires; and
     v) If any of the Executive’s Incentive Stock Options (as defined herein), which are vested on the date this Agreement expires are not exercised prior to their termination, then the Corporation shall grant a fully-vested nonqualified stock option to the Executive for the same number of vested shares not exercised and at the same exercise price, with a three-year exercise period beginning on the date this Agreement expires.
c.	Upon Disability of the Executive. In the event of termination of the Executive’s employment by reason of Disability, the Executive shall be entitled:
     i) To his earned, but unpaid, base salary through his last date of employment;
     ii) To severance payments in the amount of two year’s base salary, payable in semi-monthly installments at the current base salary rate as of the Executive’s disability;
     iii) To payment of two years of the Executive’s annual bonus under the Corporation’ Executive Bonus Plan. For this purpose, the annual bonus amount will be the greater of the prior fiscal year’s Executive Bonus payment or 100% of the Executive’s Bonus Plan target for the year in which his employment terminates;
     iv) To payment of any unpaid expense reimbursements for expenses incurred prior to his termination for disability.

     v) To payment for any accrued, but unused vacation as of the date of termination for disability.
     vi) To exercise vested stock options in accordance with the terms of the Executive’s stock option grant agreements, except as provided in the next two sentences. Upon termination of employment by reason of the Executive’s Disability, the exercise period of all nonqualified stock options (the “Executive’s Nonqualified Stock Options”) which have been or may be granted to the Executive pursuant to the Corporation’s Incentive Stock Option Plan, as amended from time to time (the “Plan”), or otherwise, but specifically excluding the Executive’s Incentive Stock Options and stock options which have been or may be granted to the Executive pursuant to the Corporation’s Directors Stock Option Plan, and which are vested on the date of the Executive’s Disability, will be extended three (3) years, beginning on the date of the Executive’s Disability. After the Executive’s Disability, and termination of employment by reason thereof, if any of the incentive stock options (the “Executive’s Incentive Stock Options”) which have been or may be granted to the Executive pursuant to the Plan, or otherwise (but specifically excluding the Executive’s Nonqualified Stock Options and stock options which have been or may be granted to the Executive pursuant to the Corporation’s Directors Stock Option Plan), which are vested are not exercised prior to their termination, then the Corporation shall grant a fully-vested nonqualified stock option to the Executive for the same number of vested shares not exercised and at the same exercise price, with a three-year exercise period beginning on the date of the Executive’s Disability.
d.	Upon Death. In the event the Executive’s employment is terminated by reason of his death, the Executive’s estate shall be entitled:
     i) To the Executive’s earned, but unpaid base salary through his last date of employment;
     ii) To payments in the amount of two year’s base salary of the Executive, payable in semi-monthly installments at the base salary rate at the time of his termination by reason of death;
     iii) To a payment equal to two years of the Executive’s annual bonus under the Corporation’s Executive Bonus Plan. For this purpose, the annual bonus amount will be the greater of the prior fiscal year’s Executive Bonus payment or 100% of the Executive’s Bonus Plan target for the year in which his employment terminates due to death.
     iv) To payment of any unpaid expense reimbursements for expenses incurred prior to his termination for death.
     v) To payment for any accrued, but unused vacation as of the date of termination for death.
     vi) The exercise period of the Executive’s Nonqualified Stock Options that are vested on the date of the Executive’s death will be extended for three years, beginning on the date of the Executive’s death. If any of the Executive’s Incentive Stock Options which are vested on the date of the Executive’s death are not exercised prior to their termination, then the

Corporation shall grant a fully-vested nonqualified stock option to the Executive for the same number of vested shares not exercised and at the same exercise price, with a three-year exercise period beginning on the date of the Executive’s death.
e.	Upon Termination for Overt Misconduct. The Executive shall be entitled to his earned, but unpaid, base salary through his last date of employment, to any unpaid expense reimbursements incurred while performing his executive duties and to any earned by unused vacation as of the date of termination and to exercise vested stock options in accordance with the terms of the Executive’s stock option grant agreements.
     12. Acquisition of Shares by One Investor. Notwithstanding any provision herein to the contrary, if at any time during the term of this Agreement one investor (including all affiliates, as defined in Rule 405 promulgated pursuant to the Securities Act of 1933, as amended, of such investor) accumulates 20% or more of the outstanding common stock of the Corporation (such event being hereinafter referred to as the “Acquisition”), then in lieu of any other severance program provided for in this Agreement (e.g., the provisions of Section 1l(a)-(d) of this Agreement shall thereafter be inapplicable in the event of termination of the Executive’s employment for whatever reason), (i) the Executive shall, immediately following the Acquisition, receive a payment in the amount of two (2) years’ base salary at the current base salary amount, (ii) the Executive shall also receive an immediate payment equal to two years of the Executive’s annual bonus (determined as provided below) under the Corporation’s Executive Bonus Plan, and (iii) all of the stock options (the “Executive Stock Options”) which have been granted pursuant to the Plan, or otherwise, shall be accelerated on the date of the Acquisition. The annual bonus amount will be the greater of the prior fiscal year’s Executive Bonus payment or 100% of the Executive’s Bonus Plan target for the fiscal year in which the Acquisition occurs. The Executive Stock Options as so accelerated are hereinafter referred to as the “Advanced Options.” Further, upon the date of the Acquisition, the exercise period of the Executive’s Nonqualified Stock Options that are vested on such date, including the Advanced Options that fall within the definition of the Executive’s Nonqualified Stock Options, will be extended for three (3) years, beginning on the date of the Executive’s termination. If any of the Executive’s Incentive Stock Options, including the Advanced Options that fall within the definition of the Executive’s Incentive Stock Options, which are vested are not exercised prior to their termination, then the Corporation shall grant a fully-vested nonqualified stock option to the Executive for the same number of vested shares not exercised and at the same exercise price, with a three-year exercise period beginning on the date of the Acquisition.
     13. Tender or Exchange Offer. In the event any person or entity makes a tender offer or exchange offer for the common stock of the Corporation whereby such person or entity would own more than 20% of the outstanding common stock of the Corporation (the “Tender Offer”), then immediately upon the making of the Tender Offer, all of the Executive’s Stock Options that are not yet exercisable shall be accelerated and the Executive shall have the right, in accordance with the terms of this Section 13, to immediately exercise any then unexercised portion of all of the Executive’s Stock Options. The unexercisable portion of the Executive’s Stock Options that are accelerated in accordance with this Section 13, other than the Executive’s Stock Options that are scheduled to vest on or after the date the Tender Offer is made and on or before the date the Tender Offer is completed or the date it is determined the Tender Offer will not be completed, shall be referred to herein as the “Accelerated Options.” For the purpose of participating in the Tender Offer, the Executive hereby agrees not to exercise those Accelerated Options for which the exercise price per share of such options is greater than the fair market value per share of the Tender Offer. Any common stock of the Corporation issued to the Executive in connection with his exercise of the Accelerated Options (the “Accelerated Common Stock”) and the Accelerated Options shall be subject to the following restrictions (the “Restrictions”): (i) the Accelerated Common Stock shall be tendered to the tender offeror pursuant to the Tender Offer; (ii) if the Tender Offer is not completed, then the Executive will transfer the Accelerated Common Stock back to the Corporation, the Corporation will return to the Executive the exercise price for the Accelerated Common Stock, the acceleration of the Accelerated Options will be rescinded, and the Executive will be placed in the same position with respect to the Accelerated Options as he would have been had the Tender Offer never been made and the acceleration had never occurred; and (iii) any assignee or transferee of the Accelerated Common Stock by will or by the laws of descent and distribution or otherwise shall be subject to the restrictions described in clauses (i) and (ii) of this Section 13. The purpose of rescinding the acceleration of the Accelerated Options if the Tender Offer is not completed is to continue to promote and encourage the Executive’s loyalty to the Corporation. Notification of the Restrictions shall be given to the Corporation’s stock transfer agent upon issuance of any Accelerated Common Stock and shall be placed upon the certificate or certificates, if any, representing any Accelerated Common Stock.
     14. Gross Up Payment.
a.	Excess Parachute Payment. If Executive incurs the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) on “excess parachute payments” within the meaning of Section 28OG(b)(1) of the Code as the result of the receipt of any payments under this Agreement, the Corporation shall pay to Executive a gross up payment (the “Gross Up

Payment”) such that the net amount retained by Executive, after deduction of (1) any such excise tax upon any payments under this Agreement (other than payments provided by Section 11 and this Section 14) and (2) any federal, state and local income and employment taxes (together with penalties and interest) and excise tax upon the payments provided by this Section 14 shall be equal to the amount of the payments that Executive is entitled to receive under this Agreement (other than payments provided by this Section 14).

b.	Applicable Rates. For purposes of determining the Gross Up Payment amount, Executive shall be deemed:
     i) to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individual taxpayers in the calendar year in which the Gross Up Payment is made (which rate shall be adjusted as necessary to take into account the effect of any reduction in deductions, exemptions or credits otherwise available to Executive had the Gross Up Payment not been received);
     ii) to pay additional employment taxes as a result of the receipt of the Gross Up Payment in an amount equal to the highest marginal rate of employment taxes applicable to wages; provided that if any employment tax is applied only up to a specified maximum amount of wages, such limit shall be taken into account for purposes of such calculation; and
     iii) to pay state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s residence on the date of the termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.
c.	Determination of Gross Up Payment Amount. The determination of the Gross Up Payment amount shall be made by Arthur Andersen or another nationally recognized public accounting firm selected by Executive and reasonably acceptable to the Corporation. If the Excise Tax amount payable by Executive, is different from the Excise Tax amount computed by the Accountants for purposes of determining the Gross Up Payment amount, then appropriate adjustments to the Gross Up Payment amount shall be made. For purposes of determining the Gross Up Payment amount prior to such determination of the Excise Tax amount, the following assumptions shall be utilized:
     i) that portion of the Termination Payment that is attributable to the items described in Section 12, and the Gross Up Payment, shall be treated as “parachute payments” pursuant to Code Section 280G without regard to whether a change in control satisfies the requirements of Section 28OG(b)(2)(A)(i) of the Code;
     ii) no portion of any payment made pursuant to Section 11, shall be treated as a parachute payment;
     iii) the amount payable to Executive pursuant to Section 12 shall be:

A)	deemed to be equal to 150% of the highest annual base compensation at any time during the Executive’s employment with the Corporation;

B)	deemed to have been paid immediately following the change in control;

C)	deemed to include the additional amount payable under Section 14, if any, for additional taxes payable by Executive as a result of the receipt of the payment described in Section 12; and

D)	treated 100% as a parachute payment;
     iv) the “ascertainable fair market value” (as set forth in Prop. Treas. Reg. §1.28OG-1, Q&A 13) of the Options, the vesting of which was accelerated by the change in control as provided in the Plan, shall be equal to the product of A) and B) as set forth below:
A)	the number of shares covered by such Options; and

B)	the difference between:
(a)	the fair market value per share as of the date of the change in control; and

(b)	the exercise price per share of stock subject to such Options; and
     v) for purposes of applying the rules set forth in Prop. Treas. Reg. §1.28OG-1, Q&A 24(c) to a payment described in Prop. Treas. Reg. §1.28OG-1, Q&A 24(b), the amount reflecting the lapse of the obligation to continue performing services shall be equal to the minimum amount allowed for such payment as set forth in Prop. Treas. Reg. §1.28OG-1, Q&A 24(c)(2) (or if Prop. Treas. Reg. § 1.28OG-1 has been superseded by temporary or final regulations, the minimum amount provided for in any temporary or final regulations that supersede Prop. Treas. Reg. §1.28OG-1 and that are applicable to the Termination Payment, Gross Up Payment, or both).
d.	Time For Payment. The Corporation shall pay the estimated Gross Up Payment amount in cash to Executive concurrent with or as soon as reasonably practicable after the payment by the Corporation of the amounts to which the excise tax relates. The Corporation and Executive agree to reasonably cooperate in the determination of the actual Gross Up Payment amount. Further, the Corporation and Executive agree to make such adjustments to the estimated Gross Up Payment amount as may be necessary to equal the actual Gross Up Payment amount, which in the case of Executive shall refer to refunds of prior overpayments and in the case of Corporation shall refer to makeup of prior underpayments.
     15. Outplacement Services. If Executive is terminated by the Corporation for any reason other than Overt Misconduct, the Corporation agrees to reimburse Executive for any outplacement consulting fees and expenses incurred by Executive during the two year period following such termination; provided that the aggregate amount reimbursed by the Corporation shall not exceed 15% of Executive’s Base Salary in effect immediately prior such termination. In addition and as to each reimbursement payment, to the extent that any reimbursement under this Section 15 is not deductible by Executive for federal, state and local income tax purposes, Corporation shall pay

Executive an additional amount such that the net amount retained by Executive, after deduction of any federal, state and local income tax on the reimbursement and such additional amount, shall be equal to the reimbursement payment. All amounts under this Section 15 shall be paid by Corporation within 15 days after Executive’s presentation to Corporation of any statements of such amounts and thereafter shall bear interest at the lesser of eighteen percent (18.0%) per annum or the maximum rate allowed by law until paid by Corporation.
     16. Withholding. All payments required to be made to Executive by Corporation shall be subject to the withholding of such amounts, if any, relating to Federal, state and local taxes as may be required by law.
     17. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or breach thereof, except for requests for injunctive relief, specific performance and declaratory relief shall be settled by the following arbitration procedure: The parties hereto shall expeditiously seek to resolve between themselves such dispute, controversy or claim. If they shall fail to reach such a resolution, within 20 days of such failure, each party shall appoint one arbitrator. Within 20 days after both arbitrators have been appointed, the arbitrators shall jointly appoint a third arbitrator. Within 30 days after the appointment of the third arbitrator, the three-person arbitration panel shall consider all relevant evidence concerning such dispute, controversy or claim and reach its award or decision concerning such dispute, controversy or claim. Any arbitration must take place in Dallas, Texas. In reaching their award or decision, the arbitrators shall have no authority to change or modify any provision of this Agreement. The prevailing party shall be entitled to reimbursement for all legal fees and expenses incurred in conjunction with the arbitration, and the non-prevailing party will be responsible to pay the fees and costs of the arbitrators. Judgment upon any award rendered by the arbitrators may be entered in any United States District Court.

     18. Resignation Upon Termination. In the event of termination of the Executive’s employment with the Corporation, for whatever reason, the Executive hereby agrees to resign from all positions held in the Corporation, and in any member of the Interphase Group, including, without limitations, any position as a director, officer, agent, trustee or consultant of the Corporation.
     19. Right to Obtain Insurance. The Corporation may, at its option, fund all or any portion of its severance obligations through life, disability or other appropriate insurance on the Executive. In regard to the foregoing, the Executive agrees to fully cooperate with the Corporation in connection with the Corporation’s efforts to obtain any such insurance. Such cooperation shall include, but shall not be limited to, submission to any medical or other examination and execution of applications or other instruments reasonably necessary to effectuate such insurance. The Executive acknowledges the Corporation is not obligated to acquire insurance pursuant to this Section 19, such decision being solely at the Corporation’s discretion.
     20. Waiver. A party’s failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.
     21. Governing Law. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Texas.
     22. Severability. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in this Agreement.

     23. Notice. Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Corporation at its principal place of business and to the Executive at the address hereinafter set forth following the Executive’s signature, or at such other address or addresses as either party may hereafter designate in writing to the other.
     24. Assignment. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without he prior written consent of the other party.
     25. Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto. Any such amendment to be valid must be in writing and signed by the Corporation and the Executive.
     26. Survival. The provisions of Sections 8, 9, 17 and any other provisions of this Agreement which by its terms is intended to so survive, will survive termination or expiration of this Agreement.
     27. Entire Agreement. This Agreement contains the entire agreement and under standing by and between the Executive and the Corporation with respect to the employment of the Executive, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of the Executive by the Corporation not contained herein shall be of any force or effect. This Agreement supersedes and replaces, in all respects, the 1999 Agreement. Notwithstanding the above, any stock option agreements existing between the Corporation and the Executive as of the date of this Agreement shall not be superseded by this Agreement.

     28. Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and the Executive, and their respective heirs, personal and legal representatives, successors, and assigns.
     29. References to Gender and Number Terms. In construing this Agreement, feminine or neuter pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place which the context so requires.
     30. Headings. The various headings in this Agreement are inserted for convenience only and are not part of this Agreement.
     IN WITNESS WHEREOF, the Corporation and the Executive have duly executed this Agreement effective as of the Effective Date.

INTERPHASE CORPORATION:

By:	/s/ James F. Halpin	/s/ Gregory B. Kalush

	James F. Halpin	GREGORY B. KALUSH
	Chairman, Compensation Committee	CEO, President and
Chairman of the Board

	Address for Notice Purposes:	Address for Notice Purposes:

Board of Directors
Interphase Corporation
13800 Senlac
Dallas, Texas 75234

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